Exhibit 99.1

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“The most important investment you can make

is an investment in yourself.”

-Warren Buffett

At Genius Brands International, we’ve taken these simple words from Warren Buffett to heart and the results are beginning to show. Today we released our 10Q filing for the 2nd quarter of 2016. We are on track to finish the year with material growth in revenues, asset creation, licensees, channel subscribers, and advertising revenue to our growing channel with Comcast currently in 21 million homes, KID GENIUS.

Here are some specific Q2, 2016 financial highlights I would like to share.

•	Increasing Account Receivables. Net Accounts receivable increased by 98% or $168,259 from the year ended December 31, 2015 and by 134% or $194,945 from June 30, 2015 due to new contracts, as well as milestone payments in existing contracts.

•	Increasing Deferred Revenue and Advances

o	Total Deferred Revenue and Advances increased 223% or $2,141,441 from the year ended December 31, 2015. The majority of this increase reflects the signing of distribution agreement with Sony Pictures Home Entertainment Inc. in which we received an advance in the amount of $2.0 million, against future royalties. These are contracted revenues that will be recognized over the passage of time as all revenue recognition criteria are met.

•	Reduction of Short-Term Advances carried on the balance sheet

o	On May 5, 2016, Genius extinguished $410,535 in certain short term cash advances by issuing 238,638 shares, not cash.

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•	Increasing Television & Home Entertainment Revenue Television & Home Entertainment Revenue increased by 426% or $37,851 from the three months ended June 30, 2015 and by 78% or $109,518 from the six months ended June 30, 2015. Thomas Edison’s Secret Lab, released at the end of 2015, continues to generate revenues for the Company as we deliver the series to distributors around the world. (n.b. Thomas Edisons Secret Lab toy sets from Wicked Cool Toys, will be in the marketplace Q4 of this year!!)

•	In addition to the 10Q, this last Friday, Genius announced we have just closed a $5.2million credit facility with Bank Leumi secured by our Netflix agreement to produce 30(11 minute) cartoons of Llama Llama, the NY Times #1 best seller children’s book series.

This is a milestone agreement for Genius Brands on many levels. Since we sold neither stock nor equity, there is no dilution. It insures we will have access to the value of the Netflix contract (which is payable on and in the months after delivery), and Genius will have no need to raise funds to produce the series. It also speaks to 3rd party validation of GBI's creditworthiness, by an active and well respected lender in the entertainment credit community.

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•	CHINA. Additionally, and concurrent with the Llama Llama production, we have negotiated a high six-figure deal for sale of our Llama Llama series in China, which will have a material impact on reducing our cash draw to produce the series.

Despite the continuing investment in Genius’ seven core kids brands and catalogue, I anticipate us to be cash flow positive on an operational basis for 2016. In addition to the above, I would like to share some specific data points in the growth of our company.

As cited above, Warren Buffett has said in our series the Secret Millionaires Club, ‘The most important investment you can make, is an investment in yourself’.

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We believe this strategy will pay off handsomely, and to that end, I would like to share with you some of the benchmarks today of one of those 7 brands…SpacePOP, which we have been investing in.

To refresh everyone’s memory, SpacePOP is a short format tween targeted animated series incorporating animated music videos, which debuted on YouTube, June 20.

It follows the adventures of the 5 Princesses of the Pentangle. Having been forced from their home planets by the evil Empress Geela in her quest to rid the galaxy of Music, Fashion and Beauty the Princesses form a band called SpacePOP, tour the galaxy sending messages of hope, freedom and happiness while they ultimately lead the resistance to Geela and restore order to the Galaxy. SpacePOP delivers positive messages to young girls that they can overcome adversity, be an individual while working as a team, and the benefits of friendship.

SpacePOP was designed to fill a void in the marketplace for tween girls from the decline of Mattel’s Monster High. Monster High, was a hugely successful multi-billion dollar girls brand, with animated entertainment.

Since its launch on YouTube, June 20, SpacePOP has amassed approximately 4.5MM views and more than 12K subscribers, which is outpacing both Monster High (Mattel) and My Little Pony Equestria Girls (Hasbro) at similar times in their introductory periods

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* A national promotion for SpacePOP ran this summer at Six Flags with ride line signage in parks and SpacePOP music videos throughout the day on Six Flags TV.

The significance of that is Monster High from Mattel and My Little Pony/Equestria Girls from Hasbro, are proven billion dollar brands, which we benchmarked against as our direct competition. The licensing program which was conceived a year ago, has today an unprecedented amount of consumer products and retailer support for a non-theatrical animated property with over 180 licensed products being manufactured by over 20 blue-chip licensing partners for SpacePOP's introduction this fall at retail. Coming into the marketplace this fall are:

•	64 Apparel, Accessory, Bag/BackPack/Hydration Items
•	44 Toy Items comprised of Fashion Dolls, Plush, Collectibles, Novelties, Games and Puzzles
•	16 Consumer Electronics and Tech Accessory Items
•	10 Beauty and Cosmetic Items
•	12 Bedding and Room Décor Items
•	8 Home Entertainment Items ranging from DVD, CD and Digital Downloads
•	6 Halloween Costumes & Halloween Accessories
•	3 Confectionery Items
•	2 Books

We have secured extraordinary retailer support for a first-time animated property including three major national retailers on board for fall 2016:

•	Kohl's, a national mid-tier retailer, will feature an exclusive SpacePOP apparel launch in October
•	Claire's, a leading tween specialty retailer, will feature SpacePOP accessory merchandise in all of its "A" doors starting in November
•	A leading national toy retailer will feature a dedicated 4-Foot SpacePOP end cap in the front of the store featuring an assortment of product from our diverse portfolio of licensees. This end cap will debut just in time for the busy Holiday Shopping Season.

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We are cautiously optimistic, as we benchmark where our direct competitors have been.

•	Monster High from Mattel reached $1B in retail sales within 3 years of its introduction
•	Disney Princess (#1 best-selling character entertainment brand) consistently sells over $3B in global retail sales

The books come out next week.

The rest of the SpacePOP product rolls out for Christmas season, between October and December.

Standby!!

P.S. Here’s a link to the first 10 SpacePOP videos, so you can see what all the excitement is.

-Andy

ENJOY!!

SpacePOP Webisodes

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